Aurora Oil & Gas Corporation Announces Year-End 2006 Financial Results

TRAVERSE CITY, Mich., March 15, 2007 - Aurora Oil & Gas Corporation (AMEX: AOG) today reported revenues of $23.1 million for the year ended December, 31, 2006, representing a 212% increase from the same period in 2005.

Oil and natural gas production revenues topped $21.6 million on production of over 2.65 billion cubic feet equivalent (Bcfe) of natural gas for the year, averaging 7.27 million cubic feet equivalent (Mmcfe) per day. The weighted average sales price of $8.14 for the period includes $2.7 million in realized gains on financial hedges in place. Other revenues increased by $0.9 million, or 129% to $1.5 million in 2006 from $0.7 million in 2005. This increase is primarily attributed to acquisitions of a pipeline company and a field service company, both of which were completed in 2006.

Expenses totaled $25 million, a 215% increase from the prior year. This increase was largely driven by increased operational expenditures such as production and lease operating expenses. General and administrative expenses also increased from $3.4 million in 2005 to $7.5 million in 2006, primarily the result of non-cash stock-based compensation expense of $2.2 million, as required by the Statement of Financial Accounting Standard No. 123, “Share-based Payments”. Interest expense also increased from $1.3 million in 2005 to over $4.6 million in 2006, a result of the Company’s use of greater leverage to accelerate its Antrim and New Albany Shale drilling activities.

The net loss for 2006 was $1.94 million or ($0.02) per diluted share, as compared to a loss of $0.5 million, or ($0.01) per diluted share in 2005.

Earnings before interest, other taxes, depletion, depreciation and amortization (“EBITDA”) for the year ended December 31, 2006 grew by 303% to $7.7 million as compared to $1.9 million during the same period in 2005.

William W. Deneau, President and CEO of Aurora Oil & Gas Corporation commented, “This was a year of evolution for the Company - from Cadence Resources to Aurora Oil & Gas; from the bulletin board to the American Stock Exchange; from capital-constrained to a successful public equity offering; from non-operator to operator; and from a scattered asset base to a focused portfolio of assets. At the same time, the Company also set record drilling, production and reserve additions for the year, in spite of a 40% decline in natural gas prices. I expect 2007 will be another record-setting year as we begin a transition from 88% Antrim production and begin to see our first meaningful New Albany Shale production add to our revenue stream.”

The Company will be discussing fourth quarter and year-end financial results in a conference call scheduled for March 16, 2007 at 11 a.m. Eastern Time. Please see below “Conference Call Details” for call-in and webcast participation information.

Additional detail on the financial and operational results can be found in the Company’s Form 10-KSB filed March 15, 2007. This form can be retrieved from the Securities and Exchange Commission or via the Company website at http://www.auroraogc.com/SEC_Filings.htm. Selected historical financial data is provided for reference below.

Non-GAAP Financial Measures

The Securities and Exchange Commission has adopted disclosure requirements for public companies concerning non-GAAP financial measures. (GAAP refers to generally accepted accounting principles.) The company must reconcile the non-GAAP financial measure to related GAAP information. EBITDA is a non-GAAP financial measure. Aurora believes EBITDA, calculated as earnings before interest, other taxes, depletion, depreciation and amortization, is relevant because it provides additional information regarding our ability to meet our future debt service, capital expenditures and working capital requirements. This measure is widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies. It should not be considered as a substitute for net income, income from operations, or cash flow provided by operating activities prepared in accordance with GAAP.

Conference Call Details

Call-In Information
Aurora Oil & Gas invites interested persons to participate in the call by dialing 877-407-8035 (toll-free, domestic) or 201-689-8035 (international) prior to 10:55 a.m. Eastern Time. A digital replay of the conference call will be available within three hours following the call and will remain available until 11:59 p.m. Eastern Time on March 31, 2007. The replay can be dialed at 877-660-6853 (toll-free, domestic) or 201-612-7415 (international) and reference should be made to account number 286 and conference ID number 234536.

Webcast Information
The call will also be broadcast live via Internet webcast at http://www.vcall.com/IC/CEPage.asp?ID=114888. This link may also be accessed on the Company's website, http://www.auroraogc.com, through the ``Investor Relations'' page and the "Presentations & Webcasts" link. An archived webcast and podcast will be available for listening or download within three hours after the call and can be found under the links suggested above for up to 6 months following the event.

Selected Historical Financial Data

The following table sets forth our December 31, 2006 and 2005, year end selected financial data as of and for each of the periods indicated. The data as of and for the years ended December 31, 2006, and 2005, is derived from our audited consolidated financial statements for the periods indicated. This information should be reviewed together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and audited consolidated financial statements and related notes and information as contained in the Annual Report on Form 10-KSB for year ended December 31, 2006 and filed March 15, 2007. This form can be retrieved from the Securities and Exchange Commission or via the Company website at http://www.auroraogc.com/SEC_Filings.htm.

	2006	2005(a)
Statement of Operating Data
Revenues:
Oil and natural gas sales	$21,591,811	$6,743,444
Pipeline transportation and marketing	1,179,431	-
Field service and sales	125,611	-
Interest and other	220,592	666,850
Total revenues	23,117,445	7,410,294

Expenses:
Production taxes	877,319	506,635
Production and lease operating expense	6,278,131	1,587,205
Pipeline operating expense	643,963	-
Field services expense	90,913	-
General and administrative expense	7,531,718	3,435,507
Oil and natural gas depletion and amortization	2,681,290	767,511
Other assets depreciation and amortization	2,083,191	308,647
Interest expense	4,573,785	1,307,370
Taxes, other	250,884	29,651
Total expenses	25,011,194	7,942,526
Loss before minority interest	(1,893,749)	(532,232)
Minority interest in (income) loss of subsidiaries	(50,898)	15,960
Net loss	$(1,944,647)	$(516,272)

Net loss per common share-basic and diluted	$(0.02)	$(0.01)

Weighted average common shares outstanding - basic and diluted	82,288,243	40,622,000

Cash Flow Data
Cash provided by (used in) operating activities	$2,244,535	$(2,392,118)
Cash used by investing activities	(86,317,737)	(39,881,947)
Cash provided by financing activities	73,827,960	49,075,121

	As of December 31,
	2006	2005(a)
Balance Sheet Data
Cash and cash equivalents	$1,735,396	$11,980,638
Other current assets	12,728,588	7,274,869
Oil and natural gas properties, net (using full cost accounting)	161,294,155	68,960,754
Other property and equipment, net	9,221,228	3,610,138
Other assets	27,407,825	24,995,746
Total assets	$212,387,192	$116,822,145

Current liabilities	$18,117,955	$17,341,431
Long-term debt, net of current maturities	54,538,138	42,794,862
Redeemable convertible preferred stock	-	59,925
Shareholders’ equity	139,731,099	56,625,927
Total liabilities and shareholders’ equity	$212,387,192	$116,822,145

About Aurora Oil & Gas Corporation

Aurora Oil & Gas Corporation is an independent energy company focused on unconventional natural gas exploration, acquisition, development and production with its main operations in the Michigan Antrim Shale and New Albany Shale of Indiana and Kentucky.

Cautionary Note on Forward-Looking Statements

Statements regarding the plans for the future growth through drilling or other development, estimated value of proved reserves, and anticipated location and volume of future production are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although we believe that the forward-looking statements described are based on reasonable assumptions, we can give no assurance that they will prove accurate. Important factors that could cause our actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, drilling and operating risks, the availability of drilling rigs, changes in laws or government regulations, unforeseen engineering and mechanical or technological difficulties in drilling the wells, operating hazards, weather-related delays, the loss of existing credit facilities, availability of capital, and other risks more fully described in our filings with the Securities and Exchange Commission. All forward-looking statements contained in this release, including any forecasts and estimates, are based on management’s outlook only as of the date of this release and we undertake no obligation to update or revise these forward-looking statements, whether as a result of subsequent developments or otherwise.

Contact:
Aurora Oil & Gas Corporation
Jeffrey W. Deneau, Investor Relations
(231) 941-0073
www.auroraogc.com

Source: Aurora Oil & Gas Corporation